Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
General Electric Capital Corporation

We consent to the incorporation by reference in the Registration Statement on Form S-4 describing the GE Capital Trust I offering to exhange up to $2,500,000,000 aggregate liquidation preference of 6.375% fixed to floating rate trust securities for outstanding 6.375% fixed to floating rate USD subordinated debentures due 2067 issued by General Electric Capital Corporation (GECC) dated February 2, 2010 (the “Registration Statement”) of our report dated February 6, 2009, relating to the statement of financial position of GECC and consolidated affiliates as of December 31, 2008 and 2007, and the related statements of earnings, changes in shareowner’s equity and cash flows for each of the years in the three-year period ended December 31, 2008 and the related schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008 which report appears in the December 31, 2008 annual report on Form 10-K of GECC.

Our report with respect to the consolidated financial statements and schedule, which is dated February 6, 2009, contains an explanatory paragraph stating that, as discussed in note 1 to the consolidated financial statements, GECC, in 2008, changed its method of accounting for fair value measurements and adopted the fair value option for certain financial assets and financial liabilities and, in 2007, changed its method of accounting for a change or projected change in the timing of cash flows relating to income taxes generated by leveraged lease transactions. In 2006, GECC changed its method of accounting for pension and other post retirement benefits.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Stamford, Connecticut
February 2, 2010